Exhibit 99.4


                   CEO Stefan Gudmundsson of ART International
               Interviewed on Traders Nation to Discusses Diamant
                                  Stretch Film

Markham, Ontario, Canada - September 28, 2004 - ART International Corporation, (OTC BB: ARIOF) is pleased to announce that Stefan Gudmundsson, Chief Executive Officer of Diamant film Inc., has been interviewed by Kurt Schemers of Traders Nation.

Mr. Gudmundsson provides listeners with an update from the Company which includes details about Diamant film's revolutionary non-PVC stretch wrap, its superior qualities and recent testing underway at two large grocery store chains.

Shareholders and interested parties are encouraged to listen to the interview at www.tradersnation.com/aroif.shtml. Traders Nation can also be heard on 1190 AM, an NBC affiliate radio station in Phoenix, during the prime "morning drive" time and on WTAN 1400 AM Tampa, Fla., WZHR 1340 AM Tampa, Fla., WTMY 1230 AM in Sarasota, Fla., and KWAI 1080 AM in Hawaii.

TradersNation.com is the leader in the small cap community for providing market trend commentary. Their content is delivered via an audio program produced live daily. Multiple segments make up Traders Nation's "LIVE" hour-long program. Listeners are able to hear the latest small cap news of the day and scheduled guests. Traders also share investing and trading strategies and potential hot stock plays throughout the call-in portion of the show.

Traders Nation broadcasts live on the New York ABC's Starguide Satellite System. The Starguide Satellite System can be received by more than 4,000 radio stations across the United States. Station affiliates capture Traders Nation for either a simulcast or rebroadcast of the show. Traders Nation is currently syndicated online with 112 sites carrying the show and is also heard by tens of thousands of end users via QuoteStream online financial software.

About ART International Corporation
ART International Corporation through its wholly owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations:
David Zazoff
212.752.9445